                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Amendment No. 3 to Form S-11 (File No. 333-41449) of Boston Properties, Inc. of our reports dated (i) May 1, 1997 on our audits of the combined financial statements and financial statement schedule of the Boston Properties Predecessor Group, (ii) October 17, 1997 on our audit of the statement of revenue over certain operating expenses of 280 Park Avenue, (iii) October 17, 1997 on our audit of the statement of revenue over certain operating expenses of 875 Third Avenue,
(iv) November 3, 1997 on our audit of the statement of revenue over certain operating expenses of 100 East Pratt Street, (v) November 25, 1997 on our audit of the statement of revenue over certain operating expenses of Riverfront Plaza and (vi) November 20, 1997 on our audit of the statement of revenue over certain operating expenses of the Mulligan/Griffin Portfolio. We also consent to the reference to our firm under the caption "Experts."

                                          /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts

January 23, 1998